Exhibit 10.03

AMENDMENT NO. 1 TO THE CONVERTIBLE DEBENTURE DATED JULY 26, 2010

THIS AMENDMENT NO. 1 TO THE CONVERTIBLE DEBENTURE DATED JULY 26, 2010 (as amended, restated, supplemented or otherwise modified from time to time, this “Amendment”) dated as of January 5, 2011 by and between CLICKER Inc., a Nevada corporation (the “Company”) and IIG Management LLC, a Delaware limited liability company (“Investor”), amends that certain Convertible Debenture, dated July 26, 2010, issued by the Company to the Investor (the “Debenture”).

W I T N E S S E T H:

WHEREAS, the parties are entering into a new securities purchase agreement of even date herewith (the “Purchase Agreement“) and wish to amend the Debenture to provide for the Debenture to be convertible on the same terms and conditions pursuant to the Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.  Capitalized terms used herein without definition and defined in the Debenture are used herein as defined therein.

Section 2.  Article 2.1 of the Debenture is hereby amended and restated as follows:

“Optional Conversion.  Subject to the terms of this Article II, the Holder shall have the right, but not the obligation, at any time until the Maturity Date, or thereafter during an Event of Default and to convert all or any portion of the outstanding Principal Amount and/or accrued interest and fees due and payable into fully paid and nonassessable shares of the Common Stock at the Conversion Price. The shares of Common Stock to be issued upon such conversion are herein referred to as the “Conversion Shares.”  The “Conversion Price” shall mean the lesser of (i) thirty-five percent (35%) of the lowest closing price of the Common Stock during the 10 trading days immediately preceding the Conversion Date as quoted by Bloomberg, LP or such other quotation service as mutually agreed to by the parties or (ii) thirty-five percent (35%) of the closing price of the Common Stock on the date of issuance of this Debenture.  The Conversion Price may be adjusted pursuant to the other terms of this Debenture.”

Section 3.  A new Article 2.8 of the Debenture is hereby inserted as follows:

“Favored Nations  Provision.  With the exception of the shares the Company is obligated to issue to previous investors prior to January 5, 2011, for as long as the Debenture is outstanding, the Conversion Price of the Debenture shall be subject to adjustment for issuances of Common Stock or securities convertible into common stock or exercisable for shares of common stock at a purchase price of less than the then-effective Conversion Price, on any unconverted amounts, such that the then applicable Conversion Price shall be adjusted using full-ratchet anti-dilution on such new issuances subject, to customary carve outs, including restricted shares granted to officers, directors and consultants pursuant to a shareholder approved stock incentive/option plan.”

Section 4.  This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the choice of law principles thereof.  Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby.  Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement.  Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court.  Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

CLICKER INC. By: /s/ ALBERT AIMERS Name: Albert Aimers Title: Chief Executive Officer	IIG MANAGEMENT LLC By: /s/ NORMAN NEPO Name: Norman Nepo Title: Managing Member

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